UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 31, 2009, ICF International, Inc. (the “Company” or “ICF”), ICF’s wholly owned subsidiary ICF Consulting Group, Inc. (“ICF Consulting”), and various other subsidiaries of the Company, as co-borrowers (collectively, the “Borrowers”), modified their existing credit agreement by entering into a First Modification to the Second Amended and Restated Business Loan and Security Agreement and other Loan Documents, with Citizens Bank of Pennsylvania, as Lenders’ Agent (the “Agent”) and their other lenders (the “First Modification”). The following primary changes were made pursuant to the First Modification: (i) the Agent and Lenders consented to the Borrowers’ acquisition of Macro (as defined in Item 2.01 below) pursuant to the terms of the Purchase Agreement (as defined in Item 2.01 below); (ii) the Agent and Lenders have consented to the sale, in one or more offerings, of up to Two Hundred Million Dollars of capital stock of ICF, provided that the proceeds are used to pay down the credit facility; and (iii) the pricing grid was increased and certain other terms and provisions were amended.

The description of the First Modification is qualified in its entirety by the full text of the First Modification attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 1, 2009, ICF and ICF Consulting completed their acquisition of Macro International Inc., a Delaware corporation (“Macro”), that was previously wholly owned by Opinion Research Corporation (“Opinion Research”), an entity wholly owned by infoGROUP Inc. (“infoGROUP”), pursuant to a Stock Purchase Agreement dated as of March 27, 2009, by and among ICF, ICF Consulting, infoGROUP and Opinion Research (the “Purchase Agreement”). Under the terms of the Purchase Agreement, ICF paid an aggregate purchase price of approximately $155 million in exchange for all of the shares of common stock of Macro, subject to a dollar-for-dollar working capital adjustment that will either increase or decrease the purchase price depending upon whether the final working capital amount is more or less than $20 million. The purchase price was financed primarily through ICF’s credit line, as disclosed in Item 1.01 above. The description of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement has been attached to provide investors with information regarding its terms and conditions and is not intended to provide any factual information about ICF, ICF Consulting or Macro. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in the disclosure schedules provided by Macro to ICF in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between ICF and Macro, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about ICF or Macro.

Item 8.01	Other Events

On April 1, 2009, the Company issued a press release announcing the acquisition of Macro. A copy of the release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

As permitted by Item 9.01(a)(4) of Form 8-K, ICF will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(b) Pro forma financial information

As permitted by Item 9.01(b)(2) of Form 8-K, ICF will, if required, file the financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(c) Shell company transactions

Not applicable.

(d) Exhibits

2.1	Merger Agreement dated as of March 27, 2009 by and among ICF International, Inc., ICF Consulting Group, Inc., infoGROUP Inc., and Opinion Research Corporation

10.1	First Modification to Second Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated March 31, 2009

99.1	Press Release Dated April 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: April 6, 2009	By:	/s/ Alan Stewart
Alan Stewart
Corporate Secretary

Exhibit Index

Exhibit No.	Document
2.1	Merger Agreement dated as of March 27, 2009 by and among ICF International, Inc., ICF Consulting Group, Inc., infoGROUP Inc., and Opinion Research Corporation

10.2	First Modification to Second Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated March 31, 2009

99.1	Press Release Dated April 1, 2009